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                    GENETICS INSTITUTE, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                        Computation of Earnings Per Share
              (unaudited - in thousands except per share amounts)

Primary and fully diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents consist of stock options and warrants.

                                                      Three Months Ended June 30,          Six Months Ended June 30,
                                                      ---------------------------          -------------------------
                                                         1996              1995              1996              1995
                                                       -------           -------           -------           -------

Primary Earnings per Share
- --------------------------
Weighted average number of shares
    outstanding                                         28,203            26,696            27,710            26,662
Shares deemed outstanding from the
    assumed exercise of stock options
    and warrants reduced by the number
    of shares purchased with proceeds                    3,018                --             3,000                --
                                                       -------           -------           -------           -------

    Total                                               31,221            26,696            30,710            26,662
                                                       -------           -------           -------           -------

Net income applicable to common shares                 $ 7,084           $ 5,170           $29,412           $10,869
                                                       -------           -------           -------           -------

Primary earnings per common share                      $   .23           $   .19           $   .96           $   .41
                                                       =======           =======           =======           =======

Fully Diluted Earnings Per Share
- --------------------------------

Weighted average number of shares
    outstanding                                         28,203            26,696            27,710            26,662
Shares deemed outstanding from the
    assumed exercise of stock options
    and warrants reduced by the number
    of shares purchased with proceeds                    3,018               570             3,000               444
                                                       -------           -------           -------           -------

    Total                                               31,221            27,266            30,710            27,106
                                                       -------           -------           -------           -------

Net income applicable to common shares                 $ 7,084           $ 5,170           $29,412           $10,869
                                                       -------           -------           -------           -------

Fully diluted earnings per common share                $   .23           $   .19           $   .96           $   .40
                                                       =======           =======           =======           =======



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